Exhibit 4.3

AZZ incorporated

FORM OF

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (“Agreement”) is effective as of                     , 2006 (the “Date of Grant”), between AZZ incorporated, a Texas corporation (the “Company”) and                              (the “Grantee”).

WHEREAS, the Company has adopted the AZZ incorporated 2005 Long-Term Incentive Plan (the “Plan”), pursuant to which the Company may grant shares of Common Stock, $1.00 par value per share (the “Common Stock”) which are restricted as to transfer (shares so restricted hereinafter referred to as “Restricted Stock”); and

WHEREAS, the Company desires to grant to the Grantee the number of shares of Restricted Stock provided for herein to encourage Grantee’s efforts toward the continuing success of the Company.

NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1. Grant of Restricted Stock Award.

(a) Grant of Restricted Stock. The Company hereby grants to the Grantee [                    ] shares of Restricted Stock on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

(b) Incorporation of Plan. The Restricted Stock granted under this Agreement and the provisions of this Agreement are subject to the provisions of the Plan, the terms of which are incorporated herein by this reference. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Grantee and his/her legal representative in respect of any questions arising under the Plan or this Agreement.

Section 2. Terms and Conditions of Award.

The grant of Restricted Stock provided in Section 1(a) shall be subject to the following terms, conditions and restrictions:

(a) Ownership of Shares. Subject to the restrictions set forth in the Plan and this Agreement, the Grantee shall possess all incidents of ownership of the Restricted Stock granted hereunder, including the right to receive dividends with respect to such Restricted Stock and the right to vote such Restricted Stock.

(b) Restrictions. Restricted Stock and any interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, prior to the lapse of restrictions applicable thereto, as set forth in Section 2(d). Any attempt to transfer, assign, pledge, or otherwise dispose of the Restricted Stock or any right or privilege conferred by this Agreement, contrary to the provisions hereof, shall be null and void.

(c) Certificate; Restrictive Legend. The Grantee agrees that any certificate issued for Restricted Stock prior to the lapse of any outstanding restrictions relating thereto shall be inscribed with the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE, RESTRICTIONS ON TRANSFER, AND CERTAIN OTHER TERMS AND CONDITIONS SET FORTH IN THE AZZ incorporated 2005 LONG-TERM INCENTIVE PLAN AND THE RESTRICTED STOCK AGREEMENT BETWEEN THE REGISTERED OWNER OF THE SHARES REPRESENTED BY THIS CERTIFICATE AND AZZ incorporated, ENTERED INTO PURSUANT TO SUCH PLAN.”

(d) Lapse of Restrictions.

(i) Unless the restrictions on transfer set forth in Section 2(b) lapse earlier pursuant to subsections (ii) and (iii) below, such restrictions shall lapse with respect to [one third of the shares (rounded to the nearest whole share) of Restricted Stock granted hereunder on each of the first, second and third] anniversaries of the Date of Grant, provided the Grantee remains in continuous service as an Employee or Director from the Grant Date to the relevant vesting date.

(ii) The restrictions on transfer set forth in Section 2(b) shall lapse with respect to all of the shares of Restricted Stock on the first to occur of the following dates; provided the Grantee continues to serve as an Employee or Director from the Grant Date to such date:

(A) the date of a Change in Control;

(B) the date of a transaction for which full vesting is required under Plan Section 1.12(a);

(C) the date the Grantee terminates as an Employee or Director due to Permanent Disability; and

(D) the date the Grantee terminates as an Employee or Director due to death.

(iii) The Committee may in its discretion cancel all or any portion of any outstanding restrictions with respect to some or all of the shares of Restricted Stock prior to the expiration of the periods provided under Section 2(d). Any such cancellation shall be set forth in a written instrument approved by the Committee and delivered to the Grantee.

Upon each lapse of restrictions relating to Restricted Stock, the Company shall issue to the Grantee or the Grantee’s personal representative a stock certificate representing a number of shares of Common Stock, free of the restrictive legend described in Section 2(c), equal to the number of shares subject to this Restricted Stock award with respect to which such restrictions have lapsed. If certificates representing such Restricted Stock shall have theretofore been delivered to the Grantee, such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer prior to the issuance by the Company of such unlegended shares of stock.

(e) Cessation of Service. In the event that the Grantee’s service as an Employee or Director ceases prior to the lapse of restrictions with respect to any portion of the Restricted Stock granted hereunder, such unvested portion of the Restricted Stock held by the Grantee shall be immediately forfeited as of the date of such cessation of service. Shares of Restricted Stock forfeited pursuant to this Section 2(e) shall be transferred to, and reacquired by, the Company without payment of any consideration by the Company, and neither the Grantee nor any of the Grantee’s successors, heirs, assigns, personal representatives or Permitted Transferees shall thereafter have any further rights or interests in such forfeited shares. If certificates containing restrictive legends shall have theretofore been delivered to the Grantee (or his/her legatees, personal representative or Permitted Transferee), such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer.

(f) Income Taxes. The Grantee shall pay to the Company promptly upon request, and in any event at the time the Grantee recognizes taxable income in respect of the Restricted Stock (or, if the Grantee makes an election under Section 83(b) of the Code, in connection with such grant), an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Stock. Such payment shall be made in the form of cash, shares of Common Stock already owned by the Grantee which were acquired more than six months prior to the date of surrender under this Section 2(f), shares of Stock otherwise issuable upon the lapse of restrictions, or in a combination of such methods. The Grantee shall promptly notify the Company of any election made pursuant to Section 83(b) of the Code.

(g) Legal Compliance. Shares of Restricted Stock granted pursuant to Section 1(a) may, at the election of the Company, be either authorized and unissued shares, or shares previously issued and reacquired by the Company. The Company shall not be required to issue or deliver any certificates for such shares of Restricted Stock prior to: (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable; (ii) the completion of any registration or other qualification of such shares under any state or federal law or ruling or regulation of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable; and (iii) the determination by the Committee that the Grantee has tendered to the Company any tax owed when the Company has a legal liability to satisfy such tax. In addition, if the Restricted Stock is not registered under the Securities Act of 1933, as amended, the Company may require you to represent in writing that the shares being acquired are for investment and not with a view to distribution; may mark the certificate for the shares with a legend restricting transfer; and may issue stop transfer orders relating to such certificate to the Company’s transfer agent.

Section 3. Miscellaneous.

(a) Notices. All notices under this Agreement to the Company must be delivered personally or mailed to the Company at University Centre I, Suite 200, 1300 South University Drive, Fort Worth, Texas 76107, Attention: [                    ]. The Company’s address may be changed at any time by written notice of such change to you. Also, all notices under this Agreement to you will be delivered personally or mailed to you at your address as shown from time to time in the Company’s records.

(b) No Right to Continued Service. Nothing in the Plan or in this Agreement shall confer upon the Grantee any right to continue to serve as a Director or Employee or shall interfere with or restrict in any way the right of the shareholders of the Company, which is hereby expressly reserved, to remove the Grantee as a Director at any time in accordance with applicable law.

(c) Bound by Plan. By signing this Agreement, the Grantee acknowledges that he/she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(d) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(e) Invalid Provision. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable laws, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

(f) Modifications. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided that no amendment shall adversely affect the Grantee’s rights under this Agreement without the Grantee’s consent. Except as provided in the immediately preceding sentence, the terms and conditions of this Agreement may not be modified, amended or waived, except by an instrument in writing signed by the Optionee and a duly authorized executive officer of the Company.

(g) Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

(h) Governing Law. This Agreement and the rights of the Grantee hereunder shall be construed and determined in accordance with the laws of the State of Texas, without regard to the conflicts of laws principles thereof. To the maximum extent practicable, this Agreement calls for performance and shall be performable at the offices of the Company in Fort Worth, Tarrant County, Texas and venue for any dispute arising hereunder shall lie exclusively in the state and/or federal courts of Tarrant County, Texas and the Northern District of Texas, Fort Worth Division, respectively.

(i) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part of this Agreement.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(k) Satisfaction of Claims. Any payment or any issuance or transfer of shares of Common Stock upon lapse of the forfeiture restrictions hereunder to the Grantee or the Grantee’s legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such person hereunder. The Committee may require the Grantee or the Grantee’s legal representative, heir, legatee or distributee, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.

(l) IF THIS AGREEMENT IS NOT SIGNED AND RETURNED TO THE OFFICES OF THE COMPANY WITHIN 30 DAYS AFTER THE GRANT DATE, THIS AGREEMENT AND THE RESTRICTED STOCK PROVIDED FOR HEREIN SHALL BE NULL AND VOID.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AZZ incorporated

By
David H. Dingus
President and Chief Executive Officer

The undersigned hereby acknowledges receipt of an executed original of this Agreement and a copy of the Plan, and accepts the award of Restricted Stock granted thereunder on the terms and conditions set forth herein and in the Plan.

GRANTEE:

[Name]